Exhibit 10.4

Mr. Thomas R. Gibson

Dear Tom:

This letter agreement sets forth  our agreement regarding the terms of your continued employment with Asbury Automotive Group, Inc.

1.               For the balance of 2003, you will continue with your current title and compensation including full bonus eligibility.  Your 2003 bonus will be paid at the same time as bonuses are paid to other corporate employees.

2.               Effective January 1, 2004, the following changes will be made to your title and compensation.

a.               You will resign  your seat on Asbury’s Board of Directors. Upon election by the Board, you will assume the title of Chairman Emeritus.

b.              Your duties will be determined by the CEO of Asbury.

c.               Your base salary will be $80,000 per year from January 1, 2004 until December 31, 2007.  During this period,  your salary may be increased, at the CEO’s discretion, if performance and job responsibilities merit.  You will not be eligible for bonus participation.

d.              Assuming you have satisfactory job performance and do not accept full time employment with another company, you will continue as an employee of Asbury until the earlier of December 31, 2007, or your death.

e.               Until your employment ends as described in d. above, you will continue to receive benefits that are provided  to other corporate office employees, at the same levels of contribution and coverage as such employees enjoy.

f.                 Effective January 1, 2004 you will no longer receive reimbursement for “special perks” such as medical excess, clubs, life and disability policy reimbursement or auto allowance.

g.              As an employee, you will continue to hold your stock options, which will vest on the dates established in the grant document.  In accordance with your grant document, when your employment ends, assuming that you have reached 10 years of service with Asbury your options will be exercisable for a period of ninety days following termination.  However, if your employment ends due to death or disability, your options will be exercisable for a period of one year following such death or disability .

h.              If  your employment is terminated or you die prior to December 31, 2007, Asbury will pay you or your heirs  a lump sum in the amount of $320,000 less the total amount of salary paid to you between January 1, 2004 and the date of your termination or death.  Your benefits will end as of your date of termination or death except for any  benefits to which you or your heirs may be entitled by law or the benefit plans in effect on such date.

i.                  You will continue to be bound by the terms of the Shareholders Agreement and the “lock-up agreement” you entered into with Goldman, Sachs & Co. dated March 18, 2002, both of which agreements restrict the sale of the stock you currently own as well as stock acquired in the open market or through the exercise of stock options.

j.                  The  leased office space in Conshohocken, PA will not be renewed past the current expiration date of May 17,2006. Following the expiration of the lease you will operate out of a home office and we will reimburse you for reasonable out of pocket expenses associated setting up and maintaining a home office and outsourced secretarial services you may require from time to time to support you in fulfilling your duties under this agreement.

k.               You will continue to be reimbursed for normal business expenses associated with your new position, in accordance with Asbury’s travel and expense reimbursement policies.

Asbury appreciates the significant contributions that you have made to the founding and growth of  the company. We look forward to your contributions as Chairman Emeritus, and your  continued services in your new role.

Very truly yours,

/s/ Phil Johnson

Accepted and agreed this

day of January 5, 2004

/s/ T.R. Gibson
Thomas R. Gibson